Date: July 27, 2010

Media Contact:            William H. Galligan, (816) 983-1551

bgalligan@kcsouthern.com

Kansas City Southern Reports Second Quarter Revenue Increase of 35% on Volume

Increase of 24%; Record Operating Ratio of 72.4%

Second Quarter 2010 Results

•	Adjusted diluted earnings per share, which excludes debt retirement costs, is $0.55 for second quarter 2010, up from $0.07 in the second quarter 2009
•	Revenues of $461.6 million, a 35% increase from prior year
•	Operating income of $127.2 million, an increase of 195% from a year ago
•	Operating ratio of 72.4%, compared with 87.4% in second quarter 2009

Kansas City, MO. Kansas City Southern (KCS) (NYSE:KSU) reported second quarter 2010 revenues of $461.6 million, a 35% increase compared to the corresponding 2009 period. Revenue growth was strong across the board when compared to second quarter 2009, which was the weakest revenue quarter during the recent economic downturn. Automotive revenues were up 292% over second quarter 2009 on increased auto production in Mexico. Intermodal revenues were 54% higher than the same period last year as new business lanes and organic volume growth continued to improve. Other period-over-period revenue improvements were 42% for Agriculture & Minerals; 31% for Industrial & Consumer Products; 25% for Coal; and 18% for Chemical & Petroleum.

Operating income for the second quarter was $127.2 million representing a 195% increase from a year ago. The second quarter 2010 operating ratio was 72.4% compared with 87.4% a year ago. Operating expenses in the second quarter increased 12% from a year ago to $334.4 million. KCS continued to achieve strong incremental margins from increasing volumes and ongoing cost controls.

The company has produced positive free cash flow of $69.4 million year to date, including $42.4 million in the second quarter. Net income available to common shareholders in the second quarter totaled $34.6 million, or $0.34 per diluted share, compared to $6.5 million, or $0.07 per diluted share in second quarter 2009. Second quarter 2010 results include a $0.21 reduction per share from debt retirement costs. Excluding these debt retirement charges, adjusted diluted earnings per share were $0.55 in second quarter 2010. (See table below for reconciliation of adjusted items to reported numbers.)

Comments from the Chairman

“A year ago, KCS was in the depths of the worst freight recession since the Great Depression. Over the last year, we have seen a steady improvement in traffic levels. Carloadings increased 24% in second quarter 2010 compared to second quarter 2009, and slightly exceeded pre-recession 2008 second quarter volumes. The improvement in volumes, coupled with a solid pricing environment, led to a 35% increase in revenues. Automotive and intermodal traffic trends have been encouraging, and we continued to deliver strong increases in our cross border revenues.

“During the quarter, KCS continued to bring on new business and improve operating margins. The reported 72.4% operating ratio is a 15 percentage point improvement from a year ago, and represents a record operating ratio for KCS. Operating expenses excluding fuel, were up just 3% on strong increases in volume, demonstrating the continued operating leverage KCS has been able to achieve.

“We raised approximately $215 million from an equity offering during the quarter, and along with existing cash on our balance sheet, we announced plans to reduce our debt levels by $300 million. At the end of the second quarter, we had retired approximately $237 million of this debt, and plan to retire the remainder of the announced $300 million during the third quarter. Including the refinancing in January, these transactions significantly improve our financial strength by reducing leverage and lowering our interest expense by approximately $40 million per year. On June 21, 2010 Standard & Poor’s upgraded the company’s long term ratings to BB- from B and on June 28, 2010 Moody’s Investors Service raised its outlook to positive. Coupled with strong free cash flow being generated by our operations, our financial flexibility has improved substantially.”

GAAP RECONCILIATIONS

Reconciliation of Diluted Earnings per Share to Adjusted Earnings per Share	Three Months Ended June 30,
	2010	2009
Diluted earnings per share	$0.34	$0.07
Adjustment for debt retirement costs	0.21	-

Adjusted diluted earnings per share (a)	$0.55	$0.07

Reconciliation of Free Cash Flow to Net Decreases in Cash and Cash Equivalents:	Three Months Ended June 30, 2010	Six Months Ended June 30, 2010

Net cash provided by operating activities	$108.8	$220.3
Net cash used for investing activities	(63.6)	(145.4)
Preferred stock dividends paid	(2.8)	(5.5)

Free cash flow (b)	42.4	69.4
Proceeds from issuance of long-term debt	-	295.7
Repayment of long-term debt	(283.3)	(589.0)
Other financing activities	199.1	190.7

GAAP net decreases in cash and cash equivalents	$(41.8)	$(33.2)

(a)	The Company believes adjusted earnings per share is meaningful as it allows investors to evaluate the Company’s performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of the Company.

(b)	The Company believes this measure provides the amount of liquidity generated by operations that can be used for the combination or any one of the following: debt reduction, capital investment and other investments.

GAAP Reconciliation

KCS reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures used to review and in certain cases manage the Company’s business that fall within the meaning of Regulation G (Disclosure of non-GAAP financial measures) may provide its users of the financial information with additional meaningful comparison when reviewing the Company’s results.

In press releases and presentation slides for analysts, KCS has provided financial information adjusted for certain items, which are non-GAAP financial measures. KCS management uses non-GAAP information in its planning and forecasting processes and to further analyze its own financial trends and operational performance, as well as making financial comparisons to prior periods presented on a similar basis. The Company also uses some of these measures internally as part of its incentive compensation plans for management employees. Management believes investors and users of the Company’s financial information should consider all of the above factors when evaluating KCS’s results.

A reconciliation between GAAP and the non-GAAP measure is provided above. These non-GAAP measures should not be considered a substitute for GAAP measures. Some of KCS’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

CHANGE IN ACCOUNTING PRINCIPLE

Certain prior year amounts have been adjusted for the retrospective change in accounting principle for rail grinding.

Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’s Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-04717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

Kansas City Southern

Statements of Operations

(In millions, except share and per share amounts)

(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Revenues	$461.6	$341.3	$897.9	$687.3

Operating expenses:
Compensation and benefits	93.7	79.0	184.4	157.0
Purchased services	48.0	46.6	92.9	92.2
Fuel	69.1	40.2	129.9	83.5
Equipment costs	41.3	41.2	80.0	80.3
Depreciation and amortization	46.9	47.4	92.7	94.3
Casualties and insurance	0.2	7.7	12.1	20.2
Materials and other	35.2	36.1	70.5	69.1

Total operating expenses	334.4	298.2	662.5	596.6

Operating income	127.2	43.1	235.4	90.7

Equity in net earnings of unconsolidated affiliates	4.6	2.0	11.0	3.0
Interest expense	(41.9)	(45.4)	(86.3)	(87.2)
Debt retirement costs	(32.5)	—	(47.4)	(5.9)
Foreign exchange gain (loss)	(1.4)	6.0	1.2	0.9
Other income, net	1.0	2.9	1.5	4.4

Income before income taxes and noncontrolling interest	57.0	8.6	115.4	5.9
Income tax expense	19.6	1.5	43.8	1.6

Net income	37.4	7.1	71.6	4.3
Noncontrolling interest	—	0.5	(1.1)	0.4

Net income attributable to Kansas City Southern and subsidiaries	37.4	6.6	72.7	3.9
Preferred stock dividends	2.8	0.1	5.5	5.5

Net income (loss) available to common shareholders	$34.6	$6.5	$67.2	$(1.6)

Earnings (loss) per share:
Basic earnings (loss) per share	$0.35	$0.07	$0.69	$(0.02)

Diluted earnings (loss) per share	$0.34	$0.07	$0.68	$(0.02)

Average shares outstanding (in thousands):
Basic	99,907	91,955	97,946	91,425
Potentially dilutive common shares	459	7,453	514	—

Diluted	100,366	99,408	98,460	91,425

Kansas City Southern

Revenues & Carloads/Units By Commodity – Second Quarter 2010 and 2009

	Revenues				Carloads and Units				Revenue per
	(in millions)				(in thousands)				Carload/Unit
	Second Quarter		%		Second Quarter		%		Second Quarter		%
	2010	2009	Change		2010	2009	Change		2010	2009	Change

Chemical & Petroleum
Agri Chemicals	$6.0	$4.7	28%		3.7	3.7	—		$1,622	$1,270	28%
Other Chemicals	40.3	34.2	18%		26.3	22.6	16%		1,532	1,513	1%
Petroleum	25.9	20.4	27%		18.8	16.4	15%		1,378	1,244	11%
Plastics	21.2	19.9	7%		15.7	16.0	(2%	)	1,350	1,244	9%

Total	93.4	79.2	18%		64.5	58.7	10%		1,448	1,349	7%

Industrial & Consumer Products
Forest Products	51.4	39.3	31%		33.0	28.3	17%		1,558	1,389	12%
Metals & Scrap	41.1	24.3	69%		26.9	17.0	58%		1,528	1,429	7%
Other	16.7	19.7	(15%	)	18.4	19.5	(6%	)	908	1,010	(10%	)

Total	109.2	83.3	31%		78.3	64.8	21%		1,395	1,285	9%

Agriculture & Minerals
Grain	59.0	44.1	34%		36.2	31.8	14%		1,630	1,387	18%
Food Products	36.1	23.2	56%		18.6	14.1	32%		1,941	1,645	18%
Ores & Minerals	15.1	9.3	62%		13.0	10.1	29%		1,162	921	26%
Stone, Clay & Glass	5.7	4.8	19%		3.6	3.3	9%		1,583	1,455	9%

Total	115.9	81.4	42%		71.4	59.3	20%		1,623	1,373	18%

Coal
Unit Coal	45.2	35.7	27%		55.1	60.7	(9%	)	820	588	39%
Other Coal	8.1	7.1	14%		10.0	10.2	(2%	)	810	696	16%

Total	53.3	42.8	25%		65.1	70.9	(8%	)	819	604	36%

Intermodal	49.6	32.2	54%		171.6	116.3	48%		289	277	4%

Automotive	24.3	6.2	292%		17.5	7.9	122%		1,389	785	77%

TOTAL FOR COMMODITY GROUPS	445.7	325.1	37%		468.4	377.9	24%		$952	$860	11%

Other Revenue	15.9	16.2	(2%	)

TOTAL	$461.6	$341.3	35%

Kansas City Southern

Revenues & Carloads/Units By Commodity – Year to Date June 30, 2010 and 2009

	Revenues				Carloads and Units				Revenue per
	(in millions)				(in thousands)				Carload/Unit
	Year to Date		%		Year to Date		%		Year to Date		%
	2010	2009	Change		2010	2009	Change		2010	2009	Change

Chemical & Petroleum
Agri Chemicals	$12.2	$10.4	17%		7.8	8.3	(6%	)	$1,564	$1,253	25%
Other Chemicals	77.0	65.4	18%		50.3	44.4	13%		1,531	1,473	4%
Petroleum	51.1	38.4	33%		37.7	31.6	19%		1,355	1,215	12%
Plastics	42.7	36.5	17%		30.9	29.9	3%		1,382	1,221	13%

Total	183.0	150.7	21%		126.7	114.2	11%		1,444	1,320	9%

Industrial & Consumer Products
Forest Products	98.2	79.6	23%		63.6	57.7	10%		1,544	1,380	12%
Metals & Scrap	77.4	47.6	63%		51.9	35.3	47%		1,491	1,348	11%
Other	33.4	38.1	(12%	)	36.2	37.9	(4%	)	923	1,005	(8%	)

Total	209.0	165.3	26%		151.7	130.9	16%		1,378	1,263	9%

Agriculture & Minerals
Grain	115.0	90.0	28%		71.3	64.8	10%		1,613	1,389	16%
Food Products	68.6	45.1	52%		36.1	27.4	32%		1,900	1,646	15%
Ores & Minerals	27.5	19.3	42%		24.4	22.6	8%		1,127	854	32%
Stone, Clay & Glass	10.8	9.6	13%		6.9	6.7	3%		1,565	1,433	9%

Total	221.9	164.0	35%		138.7	121.5	14%		1,600	1,350	19%

Coal
Unit Coal	96.9	75.8	28%		116.5	125.7	(7%	)	832	603	38%
Other Coal	15.4	14.3	8%		20.6	20.2	2%		748	708	6%

Total	112.3	90.1	25%		137.1	145.9	(6%	)	819	618	33%

Intermodal	92.2	62.8	47%		322.1	230.9	39%		286	272	5%

Automotive	46.0	18.5	149%		35.3	18.5	91%		1,303	1,000	30%

TOTAL FOR COMMODITY GROUPS	864.4	651.4	33%		911.6	761.9	20%		$948	$855	11%

Other Revenue	33.5	35.9	(7%	)

TOTAL	$897.9	$687.3	31%